EXHIBIT 10.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

Ecolab Inc.,

ChampionX Holding Inc.,

AND

Apergy Corporation

Dated as of December 18, 2019

 i

 ii

 iii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of December 18, 2019 by and among: (i) Ecolab Inc., a Delaware corporation (“Everest”); (ii) ChampionX Holding Inc., a Delaware corporation and wholly owned Subsidiary of Everest (“Newco”); and (iii) Apergy Corporation, a Delaware corporation (“Athena”) (each a “Party” and together, the “Parties”). Terms used but not defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

W I T N E S S E T H:

WHEREAS, Everest is engaged, directly and indirectly, in the Newco Business;

WHEREAS, the Board of Directors of Everest (the “Everest Board”) has determined that it is appropriate, desirable and in the best interests of Everest and Everest’s stockholders to separate the Newco Business from the other businesses of Everest and to divest the Newco Business in the manner contemplated by the Agreement and Plan of Merger and Reorganization, dated as of December 18, 2019 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Everest, Newco, Athena, and Athena Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Athena (“Merger Sub”), and the Separation and Distribution Agreement by and among the Parties, dated as of December 18, 2019 (the “Separation and Distribution Agreement”);

WHEREAS, Everest currently owns all of the shares of common stock of Newco (the “Newco Common Stock”);

WHEREAS, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement, in order to effect such separation, Everest will undertake the Internal Restructuring and, in connection therewith, effect the Newco Contribution and, in exchange therefor, Newco shall (i) issue to Everest additional shares of Newco Common Stock and (ii) pay to Everest the Cash Payment;

WHEREAS, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement, following the completion of the Internal Restructuring, the Newco Contribution and the payment of the Cash Payment, Everest shall own all of the issued and outstanding shares of Newco Common Stock and shall effect the distribution of all of such outstanding shares of Newco Common Stock to the holders of Everest Common Stock in accordance with the Separation and Distribution Agreement (the “Distribution”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Separation Effective Time, Merger Sub shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of Athena, and the shares of Newco Common Stock shall be converted into the right to receive shares of common stock of Athena (“Athena Common Stock”) on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law; and

WHEREAS, pursuant to the Separation and Distribution Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            General. As used in this Agreement, the following terms shall have the following meanings:

(1)               “Accrued Incentive Amount” shall mean the aggregate amount accrued by Everest through the Separation Effective Time consistent with past practice in respect of all Newco Employees under any incentive compensation and sales commission programs, including those material incentive compensation and sales commissions programs listed on Schedule 2.16(b) of the Everest Disclosure Letter, that are applicable to such Newco Employees and unpaid as of the Separation Effective Time.

(2)               “Agreement” shall have the meaning set forth in the Preamble.

(3)               “Automatic Transfer Newco Employees” shall mean any Newco Employee, where local employment Legal Requirements, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Newco Group by operation of law upon the transfer of a business and such business transfer occurs as a result of the transactions contemplated by the Separation and Distribution Agreement.

(4)               “Automatic Transfer Everest Employees” shall mean any Everest Employee, where local employment Legal Requirements, including the Transfer Regulations, provide for an automatic transfer of such employees to a member of the Everest Group by operation of law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation and Distribution Agreement.

(5)               “Athena Adjusted Performance-Based Restricted Stock Unit” shall have the meaning set forth in Section 4.3.

(6)               “Athena Common Stock” shall have the meaning set forth in the Recitals.

(7)               “Athena Group” shall have the meaning set forth in the Separation and Distribution Agreement.

(8)               “Athena Option” shall have the meaning set forth in Section 4.1.

(9)               “Athena Restricted Stock Unit” shall have the meaning set forth in Section 4.2.

(10)           “Benefit Arrangement” shall mean each Benefit Plan and PTO Policy.

(11)           “Benefit Plan” shall mean, with respect to an Entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical (including self-funded medical with stop-loss insurance), dental, vision, disability, accident or life insurance benefits, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), that are sponsored or maintained by such Entity (or to which such Entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

(12)           “Closing Date” shall have the meaning set forth in the Merger Agreement.

(13)           “Collective Bargaining Agreement” shall mean all agreements with the collective bargaining representatives, employee representatives, trade unions, labor or management organizations, groups of employees, or works councils or similar representative bodies of Newco Employees, including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the date on which the applicable Newco Employees become employed by a member of the Newco Group, that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

(14)           “Delayed Transfer Date” shall mean the date on which it is determined by Everest in consultation with Athena that (i) a Delayed Transfer Newco Employee or Delayed Transfer Everest Employee is permitted to transfer from the Everest Group to the Newco Group or from the Newco Group to the Everest Group, respectively, in accordance with applicable Legal Requirements, or (ii) the necessary business operations are set up in the relevant jurisdiction to enable employment of the Everest Employee by the Everest Group. Delayed Transfer Everest Employees and Delayed Transfer Newco Employees shall become Everest Employees or Newco Employees, respectively, if such employees return to active service within twelve (12) months following the Separation Effective Time or such longer period as required by applicable Legal Requirements or otherwise agreed to by the Parties (including as agreed to in the Transition Services Agreement).

(15)           “Delayed Transfer Everest Employee” shall mean any Everest Employee whose employment is determined by Everest in consultation with Athena to not be eligible to be transferred from a member of the Newco Group to a member of the Everest Group at or prior to the Separation Effective Time as a result of (i) requirements under applicable Legal Requirements, (ii) the Everest Employee being on a disability, workers’ compensation or similar leave, (iii) a delay in a transferring or obtaining a visa in order to work for a member of the Everest Group, (iv) a delay in setting up Everest operations in a particular jurisdiction sufficient to employ such Everest Employee, or (v) any delay as a result of the Transition Services Agreement.

(16)           “Delayed Transfer Equity Award Effective Date” shall have the meaning set forth in Section 4.5.

(17)           “Delayed Transfer Newco Employee” shall mean any Newco Employee whose employment is determined by Everest in consultation with Athena to not be eligible to be transferred to a member of the Newco Group at or prior to the Separation Effective Time as a result of (i) requirements under applicable Legal Requirements, (ii) the Newco Employee being on a disability, workers compensation, or similar leave, (iii) a delay in a transferring or obtaining a visa in order to work for a member of the Newco Group, (iv) a delay in setting up Newco operations in a particular jurisdiction sufficient to employ such Newco Employee, or (v) any delay as a result of the Transition Services Agreement.

(18)           “Designated Individual Agreements” shall mean those Individual Newco Agreements set forth on Exhibit A hereto.

(19)           “Distribution” shall have the meaning set forth in the Recitals.

(20)           “Effective Time” shall have the meaning set forth in the Merger Agreement.

(21)           “Employee Representative” shall mean any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

(22)           “Equity Award Adjustment Ratio” shall mean (A) the closing trading price per share of Everest Common Stock immediately prior to the Separation Effective Time divided by (B) the closing trading price per share of Athena Common Stock immediately prior to the Separation Effective Time.

(23)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(24)           “Everest” shall have the meaning set forth in the Preamble.

(25)           “Everest Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to by any member of the Everest Group.

(26)           “Everest Board” shall have the meaning set forth in the Recitals.

(27)           “Everest Deferred Compensation Plan” shall mean the Everest Mirror Savings Plan.

(28)           “Everest Employee” shall mean each employee of Everest or any of its Subsidiaries or Affiliates who does not qualify as a Newco Employee.

(29)           “Everest Independent Contractor” shall mean each independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who does not qualify as a Newco Independent Contractor.

(30)           “Everest Option” shall mean an option to purchase shares of Everest Common Stock granted pursuant to an Everest Stock Incentive Plan.

(31)           “Everest Performance Based Restricted Stock Unit” shall mean an award granted by Everest pursuant to an Everest Stock Incentive Plan that was denominated as a “Performance Stock Unit” under the terms of such plan and the related award agreement.

(32)           “Everest Restricted Stock Unit” shall mean an award granted by Everest pursuant to an Everest Stock Incentive Plan that was denominated as a “Restricted Stock Unit” under the terms of such plan and the related award agreement and vests solely based on the continued employment or service of the recipient.

(33)           “Everest Stock Purchase Plan” shall mean the Everest Stock Purchase Plan as amended through February 28, 2004.

(34)           “Everest Stock Incentive Plans” shall mean, collectively, (i) the Everest Inc. 2010 Stock Incentive Plan, as amended and restated, and (ii) the Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.

(35)           “Everest U.S. OPEB Plan” shall mean the Everest Post Retirement Benefits Plan, or any other Everest Benefit Arrangement maintained primarily in respect of individuals who are located in the United States that provides for post-termination or post-retirement health and welfare benefits.

(36)           “Everest U.S. Retirement Plan” shall mean the Everest Pension Plan.

(37)           “Everest U.S. Savings Plans” shall mean (i) the Everest Savings Plan and ESOP, (ii) the Everest Savings Plan and ESOP for Traditional Benefit Employees, and (iii) any other defined contribution retirement plan maintained by Everest or any of its Affiliates (other than a member of the Newco Group) that is intended to be qualified under Section 401(a) of the Code.

(38)           “Everest Welfare Plans” shall mean any Welfare Plan maintained by Everest or any member of the Everest Group.

(39)           “Former Everest Service Provider” shall mean any former employee, independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who is not a Former Newco Service Provider.

(40)           “Former Newco Service Provider” shall mean (i) any individual who would qualify as a Newco Employee or Newco Independent Contractor, but whose employment or service with Everest or any of its Subsidiaries or Affiliates terminated for any reason prior to the date on which such individual’s employment or service would otherwise have transferred to Newco pursuant to this Agreement and (ii) any former employee, independent contractor or consultant of Everest or any of its Subsidiaries or Affiliates who was exclusively or primarily engaged in a Newco Former Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Newco Group or the Everest Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such Newco Former Business.

(41)           “Individual Agreement” shall mean each Individual Everest Agreement and each Individual Newco Agreement.

(42)           “Individual Everest Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) by and between a member of the Newco Group and an Everest Group Employee, as in effect immediately prior to the Individual Agreement Effective Time.

(43)           “Individual Newco Agreement” shall mean any individual (i) employment contract, (ii) retention, severance or change of control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (iv) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) by and between a member of the Everest Group and a Newco Group Employee, as in effect immediately prior to the Individual Agreement Effective Time but, in each case, other than the Excluded Individual Agreements.

(44)           “Individual Agreement Effective Time” shall have the meaning set forth in Section 3.9(a).

(45)           “Key Athena Employee” shall mean those employees of Athena who are in the Athena compensation bands N, N-1, N-2 and N-3, as well as all employees of Athena with a title of “Manager.”

(46)           “Key Everest Employee” shall mean those Everest Employees who are in the following Everest compensation bands: E1, E2, E3, S1, S2 and C5.

(47)           “Merger” shall have the meaning set forth in the Recitals.

(48)           “Merger Agreement” shall have the meaning set forth in the Recitals.

(49)           “Merger Sub” shall have the meaning set forth in the Recitals.

(50)           “Newco” shall have the meaning set forth in the Preamble.

(51)           “Newco Benefit Arrangement” shall mean any Benefit Arrangement sponsored, maintained or contributed to exclusively by any member of the Newco Group including, from and after the Closing, any member of the Athena Group.

(52)           “Newco Common Stock” shall have the meaning set forth in the Recitals.

(53)           “Newco Contribution” shall have the meaning set forth in the Recitals.

(54)           “Newco Deferred Compensation Plan” shall have the meaning set forth in Section 3.5(a).

(55)           “Newco Employee” shall mean each individual who is employed by Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies as of the date on which Everest determines to transfer the employment of applicable individuals to a Newco Company and who Everest determines as of such date (or as of prior to the Separation Effective Time for those individuals who are hired by a Newco Company in accordance with the terms of the Merger Agreement) (i) is exclusively or primarily engaged in the Newco Business, or (ii) is necessary for the ongoing operation of the Newco Business following the Separation Effective Time, in each case regardless of whether any such employee is actively at work or is not actively at work as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal Law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

(56)           “Newco Group” shall have the meaning set forth in the Separation and Distribution Agreement.

(57)           “Newco Independent Contractor” shall mean each individual who is engaged as an independent contractor or consultant by Everest or any of its Subsidiaries (with respect to the Newco Business) or any of the Newco Companies as of the date on which Everest determines to transfer the contracts of service of applicable individuals to the Newco Group and who Everest determines as of such date (i) is exclusively or primarily engaged in the Newco Business, or (ii) is necessary for the ongoing operation of the Newco Business following the Separation Effective Time.

(58)           “Newco RSP” shall have the meaning set forth in Section 3.6(a).

(59)           “Newco U.S. Savings Plan” shall have the meaning set forth in Section 3.2(a).

(60)           “Newco Welfare Plans” shall mean any Welfare Plan maintained exclusively by Newco or any member of the Newco Group including, from and after the Closing, any member of the Athena Group.

(61)           “Non-Automatic Transfer Newco Employee” shall mean any Newco Employee who is not an Automatic Transfer Newco Employee.

(62)           “Non-Automatic Transfer Everest Employee” shall mean any Everest Employee who is not an Automatic Transfer Everest Employee.

(63)           “Non-Solicit Period” shall have the meaning set forth in Section 5.12.

(64)           “Non-U.S. Plans” shall have the meaning set forth in Section 3.7.

(65)           “Non-U.S. Defined Benefit Plans” shall have the meaning set forth in Section 3.8.

(66)           “Party” and “Parties” shall have the meanings set forth in the Preamble.

(67)           “PTO Policy” shall mean, with respect to an Entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice, excluding disability pay or leave, sponsored or maintained by such Entity (or to which such Entity contributes or is required to contribute) or in which it participates.

(68)           “Replacement Award” shall have the meaning set forth in Section 4.5.

(69)           “Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

(70)           “Transfer Regulations” shall mean (i) all Legal Requirements of any EU Member State or, if it is no longer an EU Member State, the United Kingdom, implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the Legal Requirements of the Member States or, if it is no longer an EU Member State, the United Kingdom, relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State or, if it is no longer an EU Member State, the United Kingdom, implementing such Acquired Rights Directive, and (ii) any similar Legal Requirements in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

(71)           “Transferred Newco Employee” shall mean all (i) Newco Employees that are employed by the Newco Group as of immediately following the Separation Effective Time and (ii) Delayed Transfer Newco Employees who commence employment with the Newco Group following the Separation Effective Time.

(72)           “Transferred Newco Independent Contractor” shall mean all Newco Independent Contractors that are retained by or otherwise provide services to the Newco Group as of immediately following the Separation Effective Time.

(73)           “Welfare Plan” shall mean, where applicable, a “welfare plan” (as defined in Section 3(1) of ERISA and in 29 C.F.R. §2510.3-1) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision and mental health and substance use disorder), disability benefits, or life, accidental death and disability, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, contribution funding toward a health savings account, flexible spending accounts, tuition reimbursement or adoption assistance programs or cashable credits.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1            Nature of Liabilities and Assets. All Liabilities and Assets assumed or retained by a member of the Everest Group under this Agreement shall be Everest Retained Liabilities or Everest Retained Assets, respectively, for purposes of the Separation and Distribution Agreement. All Liabilities and Assets assumed or retained by a member of the Newco Group under this Agreement shall be Newco Liabilities or Newco Assets, respectively, for purposes of the Separation and Distribution Agreement.

Section 2.2            Transfers of Employees and Independent Contractors Generally.

(a)               Subject to applicable Legal Requirements, through and until immediately prior to the Separation Effective Time, Everest shall use its reasonable best efforts to (i) cause the employment of any Newco Employee and the contract of services of any Newco Independent Contractor to be transferred to a member of the Newco Group and (ii) cause the employment of any Everest Employee who is employed by a member of the Newco Group and the contract of services between any independent contractor or consultant that does not qualify as a Newco Independent Contractor and a member of the Newco Group to be transferred to a member of the Everest Group.

(b)               Everest shall use its reasonable best efforts to cause each Automatic Transfer Newco Employee to be employed by a member of the Newco Group no later than the Separation Effective Time in accordance with applicable Legal Requirements, or as of the applicable Delayed Transfer Date, if applicable, and Newco agrees to take all actions reasonably necessary to cause the Newco Employees to be so employed. If an Automatic Transfer Newco Employee objects to the transfer of employment to a member of the Newco Group as permitted under applicable law and consequently does not become an employee of the Newco Group and is terminated from employment by the Everest Group as a result, then Newco or a member of the Newco Group shall reimburse the Everest Group in accordance with Section 2.3(c) in an amount equal to fifty percent (50%) of any severance or termination costs incurred by the Everest Group in connection with such termination of employment.

(c)               Everest shall use its reasonable best efforts to cause each Automatic Transfer Everest Employee to be employed by a member of the Everest Group no later than the Separation Effective Time in accordance with applicable Legal Requirements, or as of the applicable Delayed Transfer Date, if applicable, and Everest agrees to take all actions reasonably necessary to cause the Everest Employees to be so employed. If an Automatic Transfer Everest Employee objects to the transfer of employment to a member of the Everest Group as permitted under applicable law and consequently does not become an employee of the Everest Group and is terminated from employment by the Newco Group as a result, then Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any severance or termination costs incurred by the Newco Group in connection with such termination of employment.

(d)               A member of the Newco Group shall make a qualifying offer of employment in accordance with Section 2.4 to each Non-Automatic Transfer Newco Employee prior to the Separation Effective Time to become employed by a member of the Newco Group effective as of no later than the Separation Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if (i) the consent of such Non-Automatic Transfer Newco Employee is required by the applicable Legal Requirements and (ii) such Non-Automatic Transfer Newco Employee does not consent and does not become employed by a member of the Newco Group and is terminated by the Everest Group as a result, then Newco or a member of the Newco Group shall reimburse Everest or a member of the Everest Group in accordance with Section 2.3(c) in an amount equal to fifty percent (50%) of any severance or termination costs incurred by the Everest Group in connection with such termination of employment (provided that Everest shall consult with Athena prior to terminating the employment of any such Non-Automatic Transfer Newco Employee); provided, further, that Newco or a member of the Newco Group shall reimburse Everest or a member of the Everest Group in accordance with Section 2.3(c) for any statutory severance or termination indemnity incurred by the Everest Group in connection with the transfer of any Non-Automatic Transfer Newco Employee to Newco.

(e)               Everest shall make an offer of employment in accordance with applicable Law to each Non-Automatic Transfer Everest Employee prior to the Separation Effective Time to become employed by a member of the Everest Group effective as of no later than the Separation Effective Time, or as of the applicable Delayed Transfer Date, if applicable; provided that if (i) the consent of such Non-Automatic Transfer Everest Employee is required by the applicable Legal Requirements and (ii) such Non-Automatic Transfer Everest Employee does not consent and does not become employed by a member of the Everest Group and is terminated by the Newco Group as a result, then Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any severance or termination costs incurred by Newco in connection with such termination of employment; provided, further, that Everest or a member of the Everest Group shall reimburse Newco or a member of the Newco Group in accordance with Section 2.3(c) for any statutory severance or termination indemnity incurred by Newco or a member of the Newco Group in connection with the transfer of any Non-Automatic Transfer Everest Employee to Everest.

(f)                The Everest Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees and Everest Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.2. Notwithstanding any provision of the Merger Agreement or this Agreement to the contrary, to the extent that an Automatic Transfer Newco Employee or Non-Automatic Transfer Newco Employee does not agree to the transfer of employment in accordance with this Section 2.2, Everest, following consultation with Athena, shall be permitted to, or shall be permitted to cause the Newco Group to, increase the annual compensation or provide incentive bonuses (in the form of cash or equity-based awards) to incentivize such transfer of employment, with any such increases in annual compensation limited to no more than 10% and any such incentive bonuses limited to a maximum of $750,000 in the aggregate and $75,000 per employee; provided, that (x) fifty percent (50%) of the Liability of any such compensatory payments that are one-time payments shall be assumed or retained by the Newco Group or Everest Group, respectively, and (y) Newco Group shall be solely liable for any such compensatory payments that are not one-time payments.

Section 2.3            Assumption and Retention of Liabilities Generally.

(a)               Except as otherwise provided pursuant to this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, in connection with the Internal Restructuring and the Newco Contribution, or, if applicable, from and after the Separation Effective Time, Everest shall, or shall cause one or more members of the Everest Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Everest Benefit Arrangements, whenever incurred; (ii) all Liabilities not associated with an Everest Benefit Arrangement or Newco Benefit Arrangement but with respect to the employment, service, termination of employment or termination of service of all Everest Employees, Former Everest Service Providers and Everest Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Everest Group under this Agreement.

(b)               Except as otherwise provided pursuant to this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, in connection with the Internal Restructuring and the Newco Contribution, or, if applicable, from and after the Separation Effective Time, Newco shall, or shall cause one or more members of the Newco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill (i) all Liabilities under all Newco Benefit Arrangements, whenever incurred; (ii) all Liabilities not associated with a Newco Benefit Arrangement or Everest Benefit Arrangement but with respect to the employment, service, termination of employment or termination of service of all Newco Employees, Former Newco Service Providers and Newco Independent Contractors and their respective dependents and beneficiaries (and any alternate payees in respect thereof), whenever incurred; and (iii) all other Liabilities or obligations expressly assigned to or assumed by a member of the Newco Group under this Agreement.

(c)               The Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Group that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Group.

(d)               Notwithstanding that a Delayed Transfer Newco Employee or Delayed Transfer Everest Employee shall not become employed by a member of the Newco Group or Everest Group, respectively, until the Delayed Transfer Date applicable to such employee, (i) the Newco Group or the Everest Group shall be responsible for, and shall timely reimburse the other for, all Liabilities incurred by the Everest Group or Newco Group, respectively, with regard to each such Delayed Transfer Newco Employee or Delayed Transfer Everest Employee from the Separation Effective Time to the Delayed Transfer Date applicable to such employee and (ii) the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such Delayed Transfer Newco Employees and Delayed Transfer Everest Employees following the Delayed Transfer Date applicable to such employee, it being understood that it may not be possible to replicate the effect of such provisions under such circumstances. Notwithstanding the foregoing, for compensation subject to Section 409A of the Code, any such subsequent transfer (including as of the applicable Delayed Transfer Date) shall be a “separation from service” (within the meaning of Section 409A of the Code) from the applicable employer for purposes of such compensation, and the consequences of such separation from service shall be determined in accordance with the terms of the applicable plan or agreement.

Section 2.4            Treatment of Compensation and Benefit Arrangements; Terms of Employment.

(a)               Except as otherwise (i) required by a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, or (ii) expressly provided for in this Agreement, any Ancillary Agreement, Exhibit or appendix hereto, for the period commencing on the Separation Effective Time and ending on the first anniversary of the Closing Date (or if shorter, during the period of employment), Newco (and, following the Effective Time, Athena) shall, or shall cause a member of the Newco Group to provide or cause to be provided to each Transferred Newco Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Separation Effective Time, (B) subject to Section 5.1, an annual or short-term cash incentive target opportunity or sales commission opportunity no less favorable than the annual or short-term cash incentive target opportunity or sales commission opportunity in effect for such Newco Employee, if any, immediately prior to the Separation Effective Time, (C) health, welfare, and retirement benefits that are substantially similar to those provided to such Newco Employee immediately prior to the Separation Effective Time (without regard to any employee stock purchase plan, defined benefit pension plan benefits or post-employment benefit plan (including retiree medical and retiree death benefit or life insurance arrangements)), and (D) severance benefits that are no less favorable than those that would have been provided to such Newco Employee under an Everest Benefit Arrangement or Newco Benefit Arrangement immediately prior to the Separation Effective Time. Notwithstanding the foregoing, (i) except as otherwise set forth in ARTICLE IV, nothing contained in this Agreement shall require Athena to make any grants of equity awards relating to shares of Newco Common Stock or Athena Common Stock to Newco Employees following the Separation Effective Time, (ii) Athena, Newco and each member of the Newco Group shall be permitted to suspend the compensation contemplated under clauses (A)-(B) of this Section 2.4 in connection with customary furloughs and work stoppages and (iii) subject to the terms of any Newco Benefit Arrangement (including any Individual Newco Agreement), a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, Athena, Newco and each member of the Newco Group shall be permitted to decrease the compensation provided in clauses (A)-(B) of this Section 2.4 in connection with any reduction in such compensation that similarly affects similarly situated employees of Athena Group (provided that any such reduction shall not exceed ten percent (10%) of the base salary, hourly wage rate, annual or short-term cash incentive target opportunity or sales commission opportunity, as applicable, in effect prior to the Separation Effective Time).

(b)               To the extent that the Effective Time occurs prior to April 1, 2020, Athena shall implement the 2020 global annual merit compensation increases for Newco Employees listed on Exhibit 2.4(b) hereto.

Section 2.5            Participation in Everest Benefit Arrangements. Effective no later than the Separation Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a participating company in any Everest Benefit Arrangement and (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Everest Benefit Arrangement (except to the extent of previously accrued obligations that remain a Liability of any member of the Everest Group pursuant to this Agreement).

Section 2.6            Service Recognition.

(a)               In addition to any applicable obligations under the Transfer Regulations or other applicable Legal Requirements, the Newco Group shall provide each Newco Employee who was employed by the Newco Group as of the Distribution with full credit for purposes of eligibility, vesting, and determination of level of benefits (including for purposes of vacation and separation/end of service Liabilities but not for other benefit accruals) under any Newco Benefit Arrangement for such Newco Employee’s prior service with any member of the Everest Group or Newco Group or any predecessor thereto, to the same extent such service was recognized by the applicable Everest Benefit Arrangement; provided, that, such service shall not be recognized to the extent it would result in the duplication of benefits.

(b)               Except to the extent prohibited by applicable Legal Requirements, as soon as administratively practicable on or after the Separation Effective Time (or, following the Effective Time, Athena): (i) the Newco Group shall use commercially reasonable efforts to waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each Transferred Newco Employee under any Newco Welfare Plan in which Newco Employees participate (or are eligible to participate) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous Everest Welfare Plan, and (ii) Athena and Newco shall use commercially reasonable efforts to provide or cause each Transferred Newco Employee to be provided with credit for any co-payments, deductibles or other out-of-pocket amounts paid during the plan year in which the Newco Employees become eligible to participate in the Newco Welfare Plans in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such plans for such plan year.

Section 2.7            Collective Bargaining Agreements.

(a)               Notwithstanding anything in this Agreement to the contrary, Athena, Everest and Newco shall, to the extent required by applicable Legal Requirements, take or cause to be taken all actions that are necessary (if any) for Everest or a member of the Everest Group and Newco or a member of the Newco Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Everest Employees or Newco Employees, respectively, and any Employee Representatives.

(b)               Effective no later than the Separation Effective Time, Athena and Newco shall, or shall cause a member of the Newco Group to, continue to maintain or to assume and honor, to the extent required by applicable Legal Requirements or the terms of any Collective Bargaining Agreement, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Newco Employee’s employment by the Newco Group) that are applicable to any Newco Employee.

(c)               Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Everest Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

Section 2.8            Information and Consultation; Notification. The Parties shall comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the transactions contemplated by this Agreement and the Separation and Distribution Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Legal Requirements. From and after the Separation Effective Time, Newco Group, at its earliest reasonable opportunity, shall notify Everest Group of any union organizing activities regarding which it becomes aware at or in connection with Newco Leased Real Property or any other facility shared with a member of the Everest Group, and shall cooperate in good faith with Everest Group regarding such matters.

Section 2.9            WARN. Notwithstanding anything set forth in this Agreement to the contrary, none of the transactions contemplated by or undertaken by this Agreement is intended to and shall not constitute or give rise to an “employment loss” or employment separation within the meaning of the federal Worker Adjustment and Retraining Notification (WARN) Act, or any other federal, state, or local Legal Requirement addressing mass employment separations.

Section 2.10        Non-U.S. Jurisdictions. Except as expressly set forth herein, the provisions of this Agreement shall apply in respect of all jurisdictions wherever situated; provided, however, that to the extent of any Ancillary Agreement, Exhibit or appendix attached hereto, the terms of such Ancillary Agreement, Exhibit or appendix shall govern in respect of matters relating to employees employed in the applicable jurisdiction. Following consultation with Athena, until the Separation Effective Date Everest shall have authority to (i) adjust the treatment described in this Agreement (including any appendix attached hereto) or an Ancillary Agreement with respect to Newco Employees who are located outside of the United States in order to address different plans or benefits not addressed herein or to address applicable plans and benefits in a manner appropriate to the jurisdiction; provided that no such adjustment shall increase the cost of any such plans or benefits in any material respect, (ii) ensure compliance with the applicable Legal Requirements of countries outside of the United States, and (iii) preserve the tax benefits provided under local tax law or regulation prior to the Separation Effective Time.

ARTICLE III

CERTAIN BENEFIT PLAN PROVISIONS

Section 3.1            Health and Welfare Benefit Plans.

(a)               (i) Effective no later than the Separation Effective Time, the participation of each Newco Employee who is a participant in an Everest Welfare Plan shall automatically cease and (ii) Everest shall cause Newco or a member of the Newco Group (A) to have in effect, no later than the earlier of the date of cessation described in subsection (i) above or the Business Day immediately prior to the Separation Effective Time, Newco Welfare Plans providing health and welfare benefits for the benefit of each Newco Employee with terms that are substantially similar to those provided to the applicable Newco Employee immediately prior to the date on which such Newco Welfare Plans become effective (excepting any benefits under an Everest U.S. OPEB Plan); and (B) effective on and after the date of cessation described in subsection (i) above, to fully perform, pay and discharge all claims of Newco Employees or Former Newco Service Providers (excepting any claims of any Former Newco Service Providers under an Everest U.S. OPEB Plan) where such claims are incurred on or following the date of cessation described in subsection (i) above. For the avoidance of doubt, and except as otherwise required by the Transfer Regulations, Everest and the Everest Welfare Plans shall retain, fully perform, pay and discharge all claims of Newco Employees and Former Newco Service Providers incurred under any Everest Welfare Plan on or prior to the date of such cessation described in subsection (i) above.

(b)               For any claims related to Newco Employees or Former Newco Service Providers paid by an Everest Welfare Plan prior to the Separation Effective Time, where the cost of coverage applicable to such claim(s) have not been previously charged to the applicable member of the Newco Group prior to the Separation Effective Time in the ordinary course of business, the Everest Welfare Plan will retain the right, for no longer than one (1) year after the Separation Effective Time, to receive reimbursement from the applicable member of the Newco Group for any claims described in this Section 3.1(b).

Section 3.2            U.S. Savings Plans.

(a)               (i) Effective no later than the Separation Effective Time, Everest shall cause a member of the Newco Group to have in effect one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code in which each Newco Employee who participated in an Everest U.S. Savings Plan immediately prior thereto shall be eligible to participate (the “Newco U.S. Savings Plan”), with terms that are substantially similar to those provided by the applicable Everest Savings Plan and ESOP immediately prior to the date on which such Newco U.S. Savings Plan becomes effective (other than the ability to make additional investments in an investment fund invested primarily in Everest Common Stock) and which also provides for a 3% nonelective contribution, (ii) the participation of each Newco Employee who is a participant in an Everest U.S. Savings Plan shall automatically cease effective upon the date on which the Newco U.S. Savings Plan becomes effective, (iii) as soon as practicable after the Newco U.S. Savings Plan becomes effective, Everest shall cause the accounts (including any outstanding participant loan balances) in the Everest U.S. Savings Plans attributable to such Newco Employees and all of the Assets in the Everest U.S. Savings Plans related thereto to be transferred in-kind to the applicable Newco U.S. Savings Plan, provided that Athena shall have the right to participate in any administrative procedures related to such transfer, and any required adjustments or true-ups related to such transfer shall be made by Everest and its Subsidiaries or Athena or a member of the Newco Group to be mutually agreed as promptly as possible following the Closing Date, and (iv) effective as of the Separation Effective Time, Everest shall cause the Newco U.S. Savings Plan (including all applicable accounts and underlying Assets) to be transferred to Newco and Newco shall thereafter fully pay, perform and discharge, all obligations thereunder.

(b)               The respective investment committees and other fiduciaries of the Newco U.S. Savings Plan and the Everest U.S. Savings Plan shall determine (i) the period of time, if any, following the adoption of the Newco U.S. Savings Plan, during which Newco Employees and Everest Employees may receive distributions in kind from, respectively, the Newco U.S. Savings Plan and the Everest U.S. Savings Plan, if, and to the extent, investments under such plans are comprised of Athena Common Stock or Everest Common Stock, and (ii) the extent to which and when Everest Common Stock (in the case of the Newco U.S. Savings Plans) and Athena Common Stock (in the case of the Everest U.S. Savings Plans) shall cease to be investment alternatives in the respective plans.

(c)               Everest shall retain all accounts and all Assets and Liabilities relating to the Everest U.S. Savings Plans in respect of each Former Newco Service Provider; provided, that if any Newco Employee whose account balance is transferred from the Everest U.S. Savings Plans to the applicable Newco U.S. Savings Plan as set forth in Section 3.2(a) thereafter terminates employment prior to the Separation Effective Time, such individual’s account balance shall nonetheless continue to be held in, and subject to the terms and conditions of, the applicable Newco U.S. Savings Plan.

Section 3.3            U.S. Defined Benefit Plans(a). Effective no later than the Separation Effective Time, and except as provided in an Ancillary Agreement, Exhibit or appendix hereto, no Newco Employee shall accrue benefits under the Everest U.S. Retirement Plan. Everest shall retain all Assets and Liabilities relating to the Everest U.S. Retirement Plan, including Liabilities in respect of pension benefits accrued thereunder by each Newco Employee and Former Newco Service Provider. No Assets or Liabilities of any Everest U.S. Retirement Plan shall be transferred to a retirement plan maintained by any member of the Newco Group.

Section 3.4            U.S. OPEB Plan. Effective no later than the Separation Effective Time, no Newco Employee shall accrue benefits under the Everest U.S. OPEB Plan. Everest shall retain all Assets and Liabilities relating to the Everest U.S. OPEB Plan, including Liabilities in respect of benefits accrued thereunder by each Newco Employee and Former Newco Service Provider. No Assets or Liabilities of the Everest U.S. OPEB Plan shall be transferred to a post-employment benefit plan (including retiree medical and retiree life insurance arrangements) maintained by any member of the Newco Group.

Section 3.5            Everest Deferred Compensation Plans.

(a)               (i) Effective no later than the Separation Effective Time, the active participation of each Newco Employee who is a Participant in an Everest Deferred Compensation Plan shall cease (except that the deferral elections for such Newco Employee Participants shall remain in effect in respect of the deferral of 2019 annual incentive bonuses) and (ii) effective no later than the date of such cessation, Newco shall or shall cause a member of the Newco Group to have in effect one or more non-qualified deferred compensation plans for the benefit of Transferred Newco Employees (the “Newco Deferred Compensation Plans”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Everest Mirror Savings Plan (and as though such plan provided for a 3% nonelective contribution) immediately prior to the date on which the Newco Deferred Compensation Plans become effective.

(b)               Except as provided in an Exhibit or appendix hereto, Everest shall retain all Assets and Liabilities relating to the Everest Deferred Compensation Plans in respect of Everest Employees (including any Assets relating to corporate owned life insurance policies) and all Assets and Liabilities relating to the Everest Deferred Compensation Plans in respect of Newco Employees and Former Newco Service Providers (including any Assets relating to corporate owned life insurance policies).

(c)               The Parties acknowledge and agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not trigger a payment or distribution of compensation under any Everest Deferred Compensation Plan or any other nonqualified deferred compensation plan sponsored or maintained by any member of the Everest Group in which any Newco Employee participates. Following the Separation Effective Time, Athena and Newco shall, or shall cause the applicable member of the Newco Group to, notify Everest as soon as reasonably practicable if any Transferred Newco Employee who participates in any Everest Deferred Compensation Plan or any other nonqualified deferred compensation plan sponsored or maintained by any member of the Everest Group experiences a “separation from service” within the meaning of Section 409A of the Code on or following the Separation Effective Time.

Section 3.6            Everest Canadian Retirement Plans.

(a)               (i) Effective no later than the Separation Effective Time, the active participation of each Newco Employee who is a Participant in any Canadian savings, registered savings or pension plan sponsored or maintained by a member of the Everest Group (the “Everest Canadian Retirement Plans”) shall cease, (ii) effective no later than the date of such cessation, Newco shall or shall cause a member of the Newco Group to have in effect one or more Canadian savings and or pension plans (the “Newco Canadian Retirement Plans”) with terms that are substantially similar to those provided to the applicable Newco Employee under the Everest Canadian Savings Plans immediately prior to the date on which the applicable Newco Canadian Retirement Plans become effective, and (iii) as soon as practicable after the Newco Canadian Retirement Plans become effective, Everest shall cause the accounts (including any outstanding participant loan balances) in the Everest Canadian Retirement Plans attributable to such Newco Employees and all of the Assets in the Everest Canadian Retirement Plans related thereto to be transferred in-kind to the applicable Newco Canadian Retirement Plan, provided that Athena shall have the right to participate in any administrative procedures related to such transfer, and any required adjustments or true-ups related to such transfer shall be made by Everest and its Subsidiaries or Athena or a member of the Newco Group to be mutually agreed as promptly as possible following the Closing Date and transfer of such assets.

(b)               Everest shall retain all Assets and Liabilities relating to the Everest Canadian Savings Plans in respect of each Former Newco Service Provider.

Section 3.7            Non-U.S. Plans. Except as expressly provided in Section 3.6, Section 3.8, or Section 3.9, the treatment of each Everest Benefit Arrangement and Newco Benefit Arrangement that is maintained primarily in respect of individuals who are located outside of the United States (together, the “Non-U.S. Plans”) shall be subject to the terms and conditions set forth in the applicable Ancillary Agreement, Exhibit or an appendix attached hereto; provided, that if the treatment of any such Non-U.S. Plan is not specifically covered by such Ancillary Agreement, Exhibit or an appendix attached hereto, then unless otherwise agreed by the Parties or as required by applicable Legal Requirements, (i) Athena and Newco shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Newco Employees, Newco Independent Contractors and Former Newco Service Providers, whenever incurred, (ii) Everest shall fully perform, pay and discharge all obligations of the Non-U.S. Plans relating to Everest Employees, Everest Independent Contractors and Former Everest Service Providers whenever incurred, and (iii) any Assets held in respect of such Non-U.S. Plans related to Newco Employees, Newco Independent Contractors and Former Newco Service Providers shall be transferred to Newco.

Section 3.8            Non-U.S. Defined Benefit Plans. Effective no later than the Separation Effective Time, and except as required by applicable Legal Requirements or the terms of a Collective Bargaining Agreement, no Newco Employee shall accrue benefits under any Non-U.S. Plan that is a defined benefit pension plan (each, a “Non-U.S. Defined Benefit Plan”). Except as required by applicable Legal Requirements or as provided in an Ancillary Agreement, Exhibit or an appendix attached hereto, Everest shall retain all Assets and Liabilities relating to any Non-U.S. Defined Benefit Plan, including Liabilities in respect of pension benefits accrued thereunder by each Newco Employee and Former Newco Service Provider.

Section 3.9            Individual Agreements.

(a)               To the extent permissible by the terms of any Individual Agreement and by applicable Legal Requirements, (i) Everest shall, or shall cause a member of the Everest Group to, assign to Newco or another member of the Newco Group, as designated by Newco, all Individual Newco Agreements and (ii) Newco shall, or shall cause a member of the Newco Group to, assign to Everest or another member of the Everest Group, as designated by Everest, all Individual Everest Agreements, in either case, with such assignment to be effective no later than the Separation Effective Time (the date of such assignment, the “Individual Agreement Effective Time”). Effective as of the Individual Agreement Effective Time, (i) Newco shall, or shall cause a member of the Newco Group to, assume and honor each Individual Newco Agreement assigned by Everest or a member of the Everest Group and (ii) Everest shall, or shall cause a member of the Everest Group to, assume and honor each Individual Everest Agreement assigned by Newco or a member of the Newco Group, in either case, in accordance with this Section 3.9(a).

(b)               To the extent that assignment of any such Individual Agreement is not permitted by the terms of such Individual Agreement or by applicable Legal Requirements, effective as of the Separation Effective Time, each member of the Newco Group or the Everest Group, respectively, shall be considered to be a successor to each member of the Everest Group or the Newco Group, respectively, for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the Newco Group or the Everest Group, respectively, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Newco Group or the Everest Group, respectively; provided, however, that in no event shall (i) Everest be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Newco Employee or Former Newco Service Provider for action taken in such individual’s capacity as a Newco Employee or Former Newco Service Provider, or (ii) Newco be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against an Everest Employee or Former Everest Service Provider for action taken in such individual’s capacity as an Everest Employee or Former Everest Service Provider; provided, further, that Everest and Newco, respectively, shall only be permitted to enforce any Individual Agreement on Everest’s or Newco’s own behalf for twelve (12) months following the Separation Effective Time.

(c)               To the extent that any such Individual Agreement is assigned to Newco or another member of the Newco Group or Everest or another member of the Everest Group, as applicable, then each member of the Everest Group or Newco Group, as applicable, shall be considered to be a third-party beneficiary with respect to such Individual Agreement, such that each member of the Everest Group or the Newco Group, as applicable, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Everest Group or the Newco Group, as applicable; provided, however, that in no event shall (i) Everest be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against a Newco Employee or Former Newco Service Provider for action taken in such individual’s capacity as a Newco Group Employee or Former Newco Service Provider, or (ii) Newco be permitted to enforce any Individual Agreement (including any agreement containing non-competition or non-solicitation covenants) against an Everest Employee or Former Everest Service Provider for action taken in such individual’s capacity as an Everest Group Employee or Former Everest Service Provider; provided, further, that Everest or Newco, as applicable shall only be considered a third-party beneficiary with respect to any such Individual Agreement for twelve (12) months following the Separation Effective Time.

(d)               Notwithstanding any provision in Section 3.9(a) or Section 3.9(c) to the contrary, effective as of the Separation Effective Time, Newco shall expressly assume in writing the Designated Individual Agreements and honor the obligations of Everest in accordance with the terms of the Designated Individual Agreements in respect of each Transferred Newco Employee who is a party to such agreements, in the same manner and to the same extent that Everest would be required to perform if no assumption had taken place. For purposes of the Designated Individual Agreements, each Party hereby acknowledges and agrees that (i) the consummation of the transactions contemplated by the Merger Agreement and the Separation and Distribution Agreement constitute an RMT Separation (within the meaning of the Designated Individual Agreements), and (ii) from and after the Separation Effective Time, the “Company” and the “Company Group” (each as defined in the Designated Individual Agreements) shall mean Athena and the Athena Group.

(e)               Notwithstanding any provision of this Agreement to the contrary, Everest shall retain the Excluded Individual Agreements and all Liabilities associated therewith.

ARTICLE IV

EQUITY INCENTIVE AWARDS

Section 4.1            Treatment of Everest Stock Options. Each Everest Option that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Athena at the Effective Time (each, an “Athena Option”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Option immediately prior to the Effective Time, except that each Athena Option shall (i) relate to a number of shares of Athena Common Stock (with each discrete grant rounded down to the nearest whole share) equal to the product of (x) the number of shares of Everest Common Stock issuable upon the exercise of the corresponding Everest Option immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) have a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient determined by dividing (x) the per share exercise price of the corresponding Everest Option by (y) the Equity Award Adjustment Ratio.

Section 4.2            Treatment of Everest Restricted Stock Units. Each Everest Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall automatically be assumed by Athena at the Effective Time (each, an “Athena Restricted Stock Unit”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Restricted Stock Unit immediately prior to the Effective Time, except that each grant of Athena Restricted Stock Units shall (i) relate to that number of shares of Athena Common Stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (x) the number of shares of Everest Common Stock that were issuable upon the vesting of such Everest Restricted Stock Units immediately prior to the Effective Time and (y) the Equity Award Adjustment Ratio and (ii) be subject to vesting solely based upon the satisfaction of any applicable continued employment requirements that apply to the corresponding Everest Restricted Stock Units immediately prior to the Effective Time.

Section 4.3            Treatment of Everest Performance Based Restricted Stock Units. Each Everest Performance Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Newco Employee (other than a Delayed Transfer Newco Employee) who continues in employment through the Effective Time, whether vested or unvested, shall be assumed by Newco at the Effective Time and converted into a restricted stock unit denominated in shares of Athena Common Stock (each, an “Athena Adjusted Performance Based Restricted Stock Unit”) and shall have, and be subject to, the same terms and conditions as were applicable to the corresponding Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time, except that (i) the performance-based vesting conditions applicable to such Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time shall not apply from and after the Effective Time, and (ii) each grant of Athena Adjusted Performance Based Restricted Stock Units shall (x) relate to that number of shares of Athena Common Stock (with each discrete grant rounded up to the nearest whole share) equal to the product of (A) the number of shares of Everest Common Stock that were issuable upon the vesting of such Everest Performance Based Restricted Stock Unit immediately prior to the Effective Time assuming attainment of the applicable performance metrics at the target level of performance and (B) the Equity Award Adjustment Ratio and (y) be subject to vesting solely based upon the satisfaction of any applicable continued employment or service requirements that apply to the corresponding Everest Performance-Based Restricted Stock Unit immediately prior to the Effective Time.

Section 4.4            Everest Stock Purchase Plan. The administrator of the Everest Stock Purchase Plan shall take all actions necessary and appropriate to provide that: (i) the purchase period (if any) established for the Everest Stock Purchase Plan during which the Record Date is to occur shall end at a reasonable time before the Record Date to allow participants to purchase shares of Everest Common Stock under the Everest Stock Purchase Plan prior to the Record Date; (ii) all participant payroll deductions and other contributions under the Everest Stock Purchase Plan shall cease on or before the Record Date described in clause (i) of this Section 4.4; (iii) Newco Group Employees in the Everest Stock Purchase Plan shall not be eligible to participate in any future purchase period that begins following the Record Date; (iv) any cash remaining in the Everest Stock Purchase Plan account of any Newco Group Employee described in clause (iii) shall be refunded to such Newco Group Employee without interest as soon as administratively practicable; and (v) the next following purchase period shall be established by the administrator of the Everest Stock Purchase Plan in its sole discretion.

Section 4.5            Replacement Awards. Each Everest Stock Option, Everest Restricted Stock Unit and Everest Performance Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Delayed Transfer Newco Employee shall remain outstanding in accordance with the terms of applicable Everest Stock Incentive Plan and award agreement thereunder (including with respect to terms applicable to termination of employment or service). Effective as of the Delayed Transfer Date applicable to any such Delayed Transfer Newco Employee, (i) each then outstanding Everest Stock Option, Everest Restricted Stock Unit and Everest Performance Based Restricted Stock Unit shall vest or be forfeited by such Delayed Transfer Newco Employee in accordance with its terms (such date, “Delayed Transfer Equity Award Effective Date”) and (ii) as soon as administratively practicable following the Delayed Transfer Equity Award Effective Date, Athena shall grant such Delayed Transfer Newco Employee an incentive award (each, a “Replacement Award”) that is equivalent in value to the value of, and has substantially the same terms and conditions as were applicable to, the Everest Stock Options, Everest Restricted Stock Units and Everest Performance Based Restricted Stock Units forfeited by such Delayed Transfer Newco Employee as of the Delayed Transfer Equity Award Effective Date.

Section 4.6            General Terms.

(a)               At or prior to the Effective Time, Athena shall take such actions as are necessary for the grant of the Athena Options, Athena Restricted Stock Units, and Athena Adjusted Performance-Based Restricted Stock Units pursuant to this ARTICLE IV, including the reservation, issuance and listing of Athena Common Stock issuable pursuant to the awards granted pursuant this ARTICLE IV in compliance with applicable Legal Requirements and the rules and regulations of any applicable United States securities exchange. As soon as reasonably practicable following the date of this Agreement, Athena shall file with the SEC a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Athena Common Stock issuable pursuant to this ARTICLE IV and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following each such filing (as applicable) but in any event before the Closing and, thereafter, Athena shall use commercially reasonable efforts to maintain the effectiveness of such registration statements.

(b)               All of the adjustments described in this ARTICLE IV shall be effected in accordance with Sections 424 and 409A of the Code, in each case to the extent applicable. Notwithstanding the foregoing, (i) if the treatment set forth in this ARTICLE IV would cause adverse Tax consequences to any Newco Employee located outside of the United States, the Parties shall use their reasonable best efforts to cause the treatment to be conformed in a manner that does not give rise to such adverse Tax consequences, to the extent practicable; (ii) each Everest Option, Everest Restricted Stock Unit and Everest Performance-Based Restricted Stock Unit held by a Newco Employee located in Canada shall be assumed and adjusted as described in this ARTICLE IV immediately prior to, but contingent upon the occurrence of, the Effective Time; and (iii) each discrete grant of Newco Restricted Stock Units and Newco Adjusted Performance-Based Restricted Stock Units held by a Newco Employee located in Canada shall in all events be rounded down to the nearest whole share.

(c)               For purposes of the vesting and termination provisions of the Athena Options, Athena Restricted Stock Units, and Athena Adjusted Performance-Based Restricted Stock Units, (i) continued service with a member of the Athena Group shall be considered to be continued service for purposes of such award (and prior service with a member of the Everest Group and Newco Group shall be credited for purposes of any Athena Group award), (ii) all references in such awards to the “Company” shall be references to Athena, and (iii) any reference to a “change in control,” “change of control,” or similar definition in any agreement applicable to such awards shall be deemed to refer to a “Change in Control” as defined in the Athena 2018 Equity and Cash Incentive Plan or any successor thereto.

(d)               The Parties hereby acknowledge that the provisions of this ARTICLE IV are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE V

ADDITIONAL MATTERS

Section 5.1            Cash Incentive Programs. Prior to the Separation Effective Time, Everest shall transfer to Newco the Accrued Incentive Amount. For the remainder of the applicable cash incentive or sales commission period in effect as of the date on which the transfer of such employment occurs, and in addition to any applicable obligations under the Transfer Regulations or other applicable Legal Requirements, Athena and Newco shall provide that each applicable Transferred Newco Employee shall continue to be eligible to receive an annual and/or short-term cash incentive bonus or sales commission payment in accordance with similar terms and conditions (except with regard to any performance-related metrics) as applied to such Newco Employee under the corresponding Everest annual or short-term incentive or sales commission program as in effect immediately prior to the date of such transfer, as equitably adjusted by the Compensation Committee of the Board of Everest in consultation with Athena prior to the Separation Effective Time to the extent necessary to reflect the effect of the transactions contemplated by the Separation and Distribution Agreement and the Merger Agreement on the applicable performance metrics; provided that in no event shall the aggregate incentive amounts paid to the applicable Newco Employees in respect of such applicable period be less than the Accrued Incentive Amount; provided, further, that this provision is only effective to the extent that these annual and/or short-term cash incentive bonus or sales commission programs were established in the ordinary course of business consistent with past practice.

Section 5.2            Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement, the Transfer Regulations or applicable Legal Requirements, Athena and Newco shall (i) credit each Transferred Newco Employee with the amount of accrued but unused vacation time, paid time-off and other time-off benefits as such Newco Employee had with the Everest Group as of immediately before the date on which the employment of the Newco Employee transfers to Newco (the “PTO Accruals”) and (ii) permit each such Newco Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon substantially the same terms and conditions as the Newco Employee would have been so permitted under the terms and conditions of the applicable Everest policies in effect for the year in which such transfer of employment occurs. Effective no later than the Separation Effective Time, Athena and Newco shall assume all Liabilities for the PTO Accruals.

Section 5.3            Workers’ Compensation Liabilities. Effective no later than the Separation Effective Time, Athena and Newco shall assume all Liabilities for Transferred Newco Employees, Transferred Newco Independent Contractors and Former Newco Service Providers related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage, on and after the Separation Effective Time, and Newco shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.

Section 5.4            COBRA Compliance in the United States. Effective no later than the Separation Effective Time, Athena and Newco shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA in accordance with the provisions of the Newco Welfare Plans, with respect to Transferred Newco Employees or Newco Former Service Providers who incurred a COBRA qualifying event or loss of coverage under an Everest Welfare Plan at any time on or after the Separation Effective Time. Newco shall also be responsible for administering and ensuring compliance with the health care continuation requirements of COBRA and the corresponding provisions of the Newco Welfare Plans with respect to Transferred Newco Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Newco Welfare Plans at any time after the Separation Effective Time.

Section 5.5            Retention Bonuses. Any retention bonuses payable to any Newco Employees that become payable after the date on which the employment of the Newco Employee transfers to a member of the Newco Group shall be assumed by the Newco Group as of the date of such transfer and the applicable member of the Newco Group shall pay all amounts payable thereunder to the applicable Newco Employees in accordance with the terms thereof; provided, that such bonuses (i) do not exceed $2,000,000 in the aggregate and $75,000 per employee, (ii) are subject to continued employment through the date that is six (6) months following the Separation Effective Time unless earlier terminated without just cause, and (iii) are awarded in consultation with Athena, including with respect to the terms and conditions thereof.

Section 5.6            Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Parties shall negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, shall any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code; provided, that the Newco Group shall promptly reimburse Everest for any Taxes, costs or Liabilities incurred by Everest as a result of the failure to timely notify Everest of a “separation from service” in accordance with Section 3.5(c).

Section 5.7            Payroll Taxes and Reporting. The Parties shall, to the extent practicable, (i) treat Newco or a member of the Newco Group as a “successor employer” and Everest (or the appropriate member of the Everest Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Newco Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) agree to implement this treatment by utilizing solely Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.

Section 5.8            Regulatory Filings. Subject to applicable Legal Requirements and the Tax Matters Agreement, Everest shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Separation Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which the Parties shall cooperate in good faith to provide data and information (to the extent permitted by applicable Legal Requirements) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

Section 5.9            Disability.

(a)               Except as required by applicable Legal Requirements and notwithstanding any provision of Section 2.5 or Section 3.1(a) to the contrary, to the extent any Newco Welfare Plan is underwritten to only cover disability claims incurred following the Separation Effective Time, with respect to any Newco Employee that has, as of the Separation Effective Time, incurred a claim as part of any short- or long-term disability program under an Everest Welfare Plan, such Newco Employee’s rights to continued short- or long-term disability benefits shall remain with, and be according to the terms of, the applicable Everest Welfare Plan as of the Separation Effective Time and to the extent such Newco Employee is able to return to work within twelve (12) months of the disability event, Newco shall provide a qualifying offer of employment to such Newco Employee in accordance with Section 2.2; provided, that to the extent the applicable Newco Welfare Plan accepts claims incurred prior to the Separation Effective Time, such claims shall transfer to a Newco Welfare Plan on or before the Separation Effective Time, and the remainder (if any) of such Transferred Newco Employee’s short- or long-term disability benefits will be paid by a Newco Welfare Plan. If the claims described in the first sentence of this Section 5.9(a) transfer to a Newco Welfare Plan effective on or before the Separation Effective Time and if any Newco Employee described above shall have any dispute with such benefits that such Newco Employee is receiving or has filed a claim to receive under a Newco Welfare Plan, any and all appeal rights of such Newco Employee shall be realized through the Newco Welfare Plans (and any appeal rights such Newco Employee may have under any Everest Welfare Plan will be limited to benefits received and time periods occurring prior to the Separation Effective Time). If the claims described in the first sentence of this Section 5.9(a) do not transfer to a Newco Welfare Plan effective as of the Separation Effective Time, then a member of the Newco Group shall promptly reimburse the Everest Welfare Plan for the cost of such continued coverage.

(b)               For any Newco Employee or Former Newco Service Provider who is, as of the Separation Effective Time, receiving payments as part of any short- or long-term disability program that is part of an Everest Welfare Plan, and has been receiving short- or long-term disability payments from such plan for twelve (12) months or fewer before the Separation Effective Time, and to the extent such Newco Employee or Former Newco Service Provider is able to return to work within twelve (12) months of the disability event, Newco shall provide a qualifying offer of employment to such Newco Employee or Former Newco Service Provider in accordance with Section 2.2; provided, however that, notwithstanding the foregoing, no Newco Employee or Former Newco Service Provider described in this Section 5.9(b) will be eligible for re-employment as described in this subsection after the first anniversary of the Separation Effective Time.

Section 5.10        Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the Transfer Regulations, the terms of a Collective Bargaining Agreement or applicable Legal Requirements require that any Assets or Liabilities be retained by the Everest Group or transferred to or assumed by the Newco Group in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Legal Requirement and shall not be made as otherwise set forth in this Agreement.

Section 5.11          Fiduciary Matters. The Parties each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Legal Requirement, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Subject to Section 5.6, each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 5.12        No Hire and No Solicitation of Employees. Everest and Athena each agree that, except as specifically set forth below, for a period of (i) twenty-four (24) months for those Key Everest Employees in compensation band E3 and for those Key Athena Employees in compensation bands N, N-1 and N-2 and (ii) eighteen (18) months for each other Key Everest Employee and Key Athena Employee, in either case, from and after the Closing Date (the “Non-Solicit Period”), without the prior written consent of the other applicable party, they shall not, and they shall cause their respective Subsidiaries not to, directly or indirectly, hire or solicit to hire (or cause or seek to cause to leave the employ of the other party or the other party’s Subsidiary), or solicit to enter, or enter into, a consulting agreement with, any employee who is a Key Everest Employee or Key Athena Employee on the Closing Date, as applicable. The restrictions set forth in this Section 5.12 shall not apply to (i) any Key Everest Employee or Key Athena Employee whose employment has been involuntarily terminated by a party or a party’s Subsidiary without cause, including in connection with a layoff or reduction in force; or (ii) Key Everest Employee or Key Athena Employee who has voluntarily terminated his or her employment with a party or a party’s Subsidiary, after six (6) months from the date of termination of such employee’s employment, or such longer period as required by applicable law.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

Section 6.1            Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any Everest Benefit Arrangement or Newco Benefit Arrangement or to prohibit any member of the Everest Group or Newco Group, as the case may be, from amending, modifying or terminating any Everest Benefit Arrangement or Newco Benefit Arrangement at any time within its sole discretion.

Section 6.2            Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any employee or former employee of Everest, Newco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

Section 6.3            Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 6.4            Access to Employees. On and after the Separation Effective Time, Everest and Newco shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between Everest and Newco) to which any employee or director of the Everest Group or the Newco Group or any Everest Benefit Arrangement or Newco Benefit Arrangement is a party and which relates to an Everest Benefit Arrangement or Newco Benefit Arrangement. The Party to whom an employee is made available in accordance with this Section 6.4 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 6.5            Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Legal Requirements and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Transferred Newco Employees under Everest Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding Newco Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

Section 6.6            No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Athena Group, Everest Group or Newco Group, other than the Parties and their respective successors and assigns.

Section 6.7            No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Everest Group or Newco Group under any Benefit Arrangement of the Everest Group or Newco Group.

Section 6.8            Employee Benefits Administration. At all times following the date hereof, the Parties will cooperate in good faith as necessary to facilitate the administration of employee benefits and the resolution of related employee benefit claims with respect to Transferred Newco Employees, Former Newco Service Providers and employees and other service providers of Everest, as applicable, including with respect to the provision of employee level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration.

Section 6.9            Exhibits. Everest Group shall, or shall cause Newco Group, to provide the Exhibits, Schedules and appendices contemplated by this Agreement to Athena no later than thirty (30) days prior to the Separation Effective Time; provided, that, to the extent any Exhibit, Schedule or appendix is not attached hereto as of the date this Agreement is entered into, or if any such Exhibit, Schedule or appendix is amended (in each case, a “Subsequent Exhibit”), Everest shall consult with Athena regarding such Subsequent Exhibit and shall consider any comment from Athena in good faith; provided, further, that, to the extent that the terms of or actions contemplated by any such Subsequent Exhibit materially increase the cost to Athena under this Agreement or are otherwise materially inconsistent with this Agreement, such Subsequent Exhibit shall be subject to the consent of Athena, which shall not be unreasonably withheld.

ARTICLE VII

MISCELLANEOUS

Section 7.1            Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the Separation and Distribution Agreement, including the Exhibits and Schedules thereto and the other agreements referred to herein and therein, shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.2            Survival of Agreements. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement shall survive the Separation Effective Time in accordance with their terms, and all other covenants and agreements herein shall terminate and shall not survive the Separation Effective Time.

Section 7.3            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to Athena or Newco (after the Separation Effective Time):

Apergy Corporation 2445 Technology Forest Blvd., 12th Floor The Woodlands, TX 77381
Attn: General Counsel
Email: general.counsel@apergy.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153
Attn:	Michael J. Aiello
Sachin Kohli
Email:	michael.aiello@weil.com
sachin.kohli@weil.com
Fax:	(212) 310-8007

if to Everest or Newco (prior to the Separation Effective Time):

c/o Ecolab Inc.
1 Ecolab Place
Saint Paul, MN 55102
Attn: General Counsel
Email: generalcounsel@ecolab.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Attn: Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.
155 N. Wacker Drive, Suite 2700
Chicago, IL 60606
Email:	charles.mulaney@skadden.com
rich.witzel@skadden.com
Fax:	(312) 407-0411

Section 7.4            Waiver.

(a)               No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)               No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.5            Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the prior written consent of the other Parties shall be void and of no effect.

Section 7.6            Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 7.7            Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties.

Section 7.8            Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any Entity that becomes a Subsidiary of such Party at and after the Separation Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 7.9            Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof; (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 7.3 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Court of Chancery of the State of Delaware or, to the extent required by Legal Requirements, any federal court in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.10        Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11        No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 7.12        Tax Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Everest to Newco, or (ii) a distribution by Newco to Everest, in each case, made immediately prior to the Distribution. Any such payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 7.13          Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)               The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)               As used in this Agreement, the word “will” shall be deemed to have the same meaning and effect as the word “shall.”

(f)                As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(g)               Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(h)               As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” herein and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(i)                 The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j)                 Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(k)               Unless the context requires otherwise, references in this Agreement to “Athena” shall also be deemed to refer to the applicable member of the Athena Group, references to “Everest” shall also be deemed to refer to the applicable member of the Everest Group, references to “Newco” shall also be deemed to refer to the applicable member of the Newco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Athena, Everest or Newco shall be deemed to require Everest or Newco, as the case may be, to cause the applicable members of the Athena Group, the Everest Group or the Newco Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Section 7.14        Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Distribution or Mergers (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Distribution for any member of the Athena Group, Everest Group or Newco Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Everest Employees or Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Everest Group or the Newco Group), the terms of this Agreement shall prevail.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Ecolab Inc.

By:	/s/ Douglas M. Baker, Jr
Name:	Douglas M. Baker, Jr
Title:	Chairman of the Board and Chief Executive Officer

Championx Holding Inc.

By:	/s/ Douglas M. Baker, Jr
Name:	Douglas M. Baker, Jr
Title:	Chairman of the Board

Apergy Corporation

By:	/s/ Sivasankaran Somasundaram
Name:	Sivasankaran Somasundaram
Title:	President and Chief Executive Officer

[Employee Matters Agreement Signature Page]